                                                                    Exhibit 11.1


                       IFX CORPORATION AND SUBSIDIARIES
                   Computation of Earnings Per Common Share

                                        Three Months Ended September 30,
                                        -------------------------------
                                             1997             1996
                                             ----             ----
Earnings (Loss)

  Net income (loss)                       $  887,600      $   265,400

  Deduct assumed dividends on
  Class A preferred stock                        -            (10,000)
                                           ----------      ----------
  Net income (loss) applicable
  to common stock                         $  887,600      $   255,400
                                           ==========      ==========

  Shares

  Weighted average number of
  common shares outstanding               31,395,649       33,624,530
                                          ==========       ==========

  Primary earnings (loss)
  per common share:

  Net income (loss)                       $      .03      $       .01
                                           =========       ==========

Note: Fully diluted earnings per share have not been presented because the effects are not material.